Results of Annual Meeting of Shareholders

The Annual Meeting of Stockholders of TD Asset
Management USA Funds Inc. (the Company), consisting of the TDAM Money Market Portfolio, the TDAM U.S.
Government Portfolio, the TDAM Municipal Portfolio, the TDAM California Municipal Money Market
Portfolio, the TDAM New York Municipal Money Market
Portfolio, the TDAM Institutional Money Market Fund, the TDAM Institutional Municipal Money Market Fund, the TDAM Institutional U.S. Government Fund, the
TDAM Institutional Treasury Obligations Money Market
Fund, the TDAM Short-Term Investment Fund, the TDAM
Short-Term Bond Fund and the TDAM Global
Sustainability Fund (each, a Fund and collectively, the Funds), was held at the offices of the Company, 31 West 52nd Street, New York, New York 10019, on
December 17, 2010.

The purpose of the meeting was for shareholders to vote on the election of five nominees to the Board of Directors of the Company to serve until their successors are elected and qualify, and act on any other business properly brought before the meeting.

The number of shares voted at the meeting were as follows:


Number of Votes
Stockholder Proposal
For
Withheld
To elect five Directors:


          Peter B.M. Eby
8,699,275,199
685,064,282
          Donald J.
Herrema
8,718,660,700
665,678,700
          James E. Kelly
8,747,404,534
636,934,947
          Barbara F.
Palk
8,761,350,223
622,989,257
          Lawrence J.
Toal
8,718,994,090
665,345,390